Exhibit 99.6

WGNB CORP.

NOMINEE HOLDER CERTIFICATION FORM

The undersigned, a bank, broker, trustee, depositary or other nominee holder of subscription rights (the “Rights”) to subscribe for and purchase shares of Series A Convertible Preferred Stock, initial stated value $10.00 per share (the “Series A Preferred”), of WGNB Corp. (the “Company”) pursuant to a rights offering (the “Rights Offering”) by the Company to the holders of record of its Common Stock, no par value, as of the close of business on June 30 2008, as described in the Company’s Prospectus dated [__], 2008 (the “Prospectus”), hereby certifies to the Company and to Registrar and Transfer Company, as Subscription Agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) of beneficial owners of Rights who have subscribed for the purchase of additional shares of Series A Preferred pursuant to the Over-Subscription Right (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Right and the corresponding Over-Subscription Right (without identifying any such beneficial owner), and (2) each such beneficial owner’s Basic Subscription Right has been exercised in full:

	Number of Shares of Common Stock Owned On the Record Date	Rights Exercised Pursuant to Basic Subscription Right	Number of Shares of Series A Preferred Stock Subscribed for Pursuant to Over-Subscription Right

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Provide the following information, if applicable:

Depository Trust Company (“DTC”) Participant Number: ________________________________

By:

Name:

Title:

DTC Basic Subscription Confirmation Numbers(s): _____________________________________